EXHIBIT 99.1
Nevada Power Company Files General Rate Case
LAS VEGAS, NV, Nov 15, 2006 (MARKET WIRE via COMTEX News Network) — Nevada Power Company, a wholly owned subsidiary of Sierra Pacific Resources (NYSE: SRP), today filed its legally required General Rate Case with the Public Utilities Commission of Nevada (PUCN).
The filing — which reflects the company’s investment of more than $1.3 billion in infrastructure to serve the electricity needs for the fastest-growing community in the nation’s fastest-growing state — requests an 8% overall rate increase. If the company’s proposal is approved by the PUCN, the typical residential customer using 1250 kilowatt hours could expect to pay approximately $17.50 more per month beginning in June 2007.
Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources, pointed out that most of the recent investments have been for highly efficient power plants that have reduced the cost of electricity for southern Nevada customers by approximately $120 million this year alone, compared with what otherwise would have been paid for the purchase of power on the open market.
“While any rate increase is difficult for our customers, the investments we have made were essential if our state and its residents are to become more self-sufficient in energy and therefore protected from the volatile and often unpredictable prices found in the energy marketplace outside Nevada,” Higgins said. “Our customers already have seen the benefits of investments made in generation facilities over the past two years. For example, the new Chuck Lenzie Generating Station, which commenced operations early this year, has to date resulted in savings for our customers of approximately $85 million for power that otherwise would have had to be purchased from outside sources. Therefore our strategy to own more electric generating capacity rather than rely on uncertain out-of-state energy markets is already having a positive effect on our customers’ prices.”
Higgins also noted that while customer growth in southern Nevada is at record levels, Nevada Power has controlled its employee additions. At mid-year, Nevada Power was serving approximately 775,000 customers, more than 100,000 over 2003 when it filed its last general rate case. In 2003, Nevada Power served 393 customers per employee and in 2006 the customer count per employee had grown to 438, an 11% productivity improvement.
He listed major examples of necessary infrastructure investments the utility has recently made to prepare for southern Nevada’s energy future:
•	Investments totaling $400 million for distribution facilities to deliver the power to southern Nevada’s constantly-growing customer base, including approximately 128,000 new customer connections and other related infrastructure enhancements over the past three years.

•	A total of $149 million invested in transmission lines and substations.
In addition, Higgins said the company is following a three-pronged strategy to lower costs for customers:
•	Investing in dedicated generating facilities: A total of $759 million spent on generation facilities, including the Chuck Lenzie, Silverhawk and Harry Allen generating stations, totaling over 1,600 megawatts. These additions more than doubled the amount of company-owned generating plant capacity since the beginning of 2006.

•	Investing in alternative energy sources: Over $1 million spent on renewable green power generation facilities. The company plans to spend millions more in coming years.

•	Offering energy saving programs to lower customers’ usage and bills: Approximately $25 million invested in energy conservation to reduce customer consumption.
As part of today’s filing, the company is requesting that the PUCN set a return on equity of 11.4%. The company also has requested recovery of certain items that were included in the PUCN’s decision on Sierra Pacific Power Company’s rate case concluded earlier this year.
Conservation and Money Saving Tips
The company added that there are steps all can take to help save money on power bills, even during the southern Nevada winter season. Set the thermostat to 68 degrees when home, and then back to 58 degrees when sleeping or when not home more than four hours. Open window coverings on the sunny side of homes to take advantage of “free” heat from the sun, caulk windows and doors, set water heaters at 120 degrees and use a water heater blanket.
More energy and money saving tips are available on the company’s website at nevadapower.com. Those customers experiencing difficulty in paying bills may qualify for assistance and are encouraged to call 702-367-5200 for additional information on Project R.E.A.C.H., the company’s assistance program, or Nevada Energy Connection at 866-846-2009.
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.
Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Nevada Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, unfavorable rulings in Nevada Power’s general rate cases and deferred energy rate cases. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Nevada Power Company are contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC. Nevada Power Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Media Contact:
Sonya Headen
(702) 367-5222
Analyst Contact:
Britta Carlson
(702) 367-5624
SOURCE: Nevada Power Company